EXHIBIT 5

May 23, 2002

Direct Dial	Client No.
(212) 351-4000	C 22695-00011

Dole Food Company, Inc.
One Dole Drive
Westlake Village, CA 91362

Re:	Dole Food Company, Inc.
Registration of 7 1/4% Senior Notes due 2009

Ladies and Gentlemen:

We have acted as counsel to Dole Food Company, Inc., a Delaware corporation (the “Issuer”), in connection with the registration of up to $400,000,000 in aggregate principal amount of 7 1/4% Senior Notes due 2009 (the “Exchange Securities”) by the Issuer on a registration statement on Form S-4 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on May 23, 2002 (the “Registration Statement”). The Exchange Securities will be issued pursuant to:

(i)  the Indenture, dated as of July 15, 1993 (the “1993 Indenture”), between Dole Food Company, Inc., a Hawaii corporation, as the predecessor to the Issuer, and Chemical Trust Company of California, a California corporation, as the predecessor to J.P. Morgan Trust Company, National Association (the “Trustee”); and

(ii)  the First Supplemental Indenture, dated as of April 30, 2002, among the Issuer and the Trustee (together with the 1993 Indenture, the “Indenture”).

Unless otherwise stated herein, terms with initial capital letters are used as defined in the Indenture.

I.

In connection with the opinions herein expressed, we have reviewed the Registration Statement relating to the registration of the Exchange Securities. In addition, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following:

i.  the Indenture;

ii.  the Registration Rights Agreement, dated as of March 14, 2002 (the “Registration Rights Agreement”) among the Issuer and the purchasers named therein; and

iii.  such other documents, corporate records, and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth herein.

The documents described under the foregoing clauses (i) and (ii), together with the Exchange Securities, are referred to herein as the “Operative Documents”.

In rendering this opinion, we have made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for purposes of this opinion. As to certain factual matters, we have relied upon the certificates of officers of the Issuer or certificates obtained from public officials.

Further, we have assumed with your permission that:

a)  The signatures on all documents examined by us are genuine, the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals;

b)  Each of the parties to the Operative Documents (other than the Issuer, as to which this assumption does not apply) is validly existing in good standing under the laws of its state of organization and has all requisite power and authority to execute, deliver and perform its obligations under each of the Operative Documents to which it is a party, and the execution and delivery of such Operative Documents by such party and performance of its obligations thereunder have been duly authorized by all necessary action on the part of such party and do not violate any law, regulation, order, judgment or decree applicable to such party;

c)  The Operative Documents are legal, valid and binding obligations of each party thereto (other than the Issuer, as to which this assumption does not apply), enforceable against it in accordance with their respective terms;

d)  The proceeds from the sale of the securities sold on April 30, 2002 will be applied as set forth in the offering memorandum in respect of the securities sold on April 30, 2002; and

e)  We have assumed for purposes of this opinion that the proceedings taken and proposed to be taken by the Issuer in connection with the authorization and issuance of the Exchange Securities will be timely completed in the manner presently proposed and terms of such issuance will otherwise be in compliance with law.

II.

Based on the foregoing and in reliance thereon, we are of the opinion that the Exchange Securities, when authenticated by the Trustee and executed and delivered by the Issuer in accordance with the terms of the Indenture, will constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

The foregoing opinion is subject to the following exceptions, qualifications, assumptions and limitations:

A.    This opinion is limited to the present laws of the United States of America and the State of New York and to the facts as they presently exist. We assume no obligation to revise or supplement this opinion in the event of any future change in such laws or any interpretation thereof or such facts.

B.    Our opinion is subject to (1) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers); and (2) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.    We express no opinion regarding the effectiveness of (1) provisions relating to indemnification, exculpation of or contribution, to the extent such provisions may be unenforceable as contrary to public policy; and (2) any waiver of stay, extension or usury laws of unknown future rights.

III.

The opinion expressed in section II above is solely for your benefit in connection with the transactions contemplated by the Operative Documents and is not to be used for any other purpose, or, circulated, quoted or otherwise referred to for any purpose, without, in each case, our written permission; provided, however, that we consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

GIBSON, DUNN & CRUTCHER LLP

BDM/JRH/JAL

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